Exhibit 99.1

NEWS	Contact: Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

APPOINTMENT OF NEW DIRECTOR AND SPIN UPDATE

HOUSTON, TX, April 9, 2014 — National Oilwell Varco, Inc. (NYSE: NOV). National Oilwell Varco announced today that Marcela E. Donadio has been appointed to the National Oilwell Varco Board of Directors effective April 8, 2014.

Clay Williams, National Oilwell Varco’s President and Chief Executive Officer, remarked that “I am delighted to welcome Marcela to our board. She brings excellent hands-on auditing and accounting experience from her long career, and the entire board looks forward to working with her.”

Ms. Donadio has over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio was Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role she was responsible for one of the firm’s most significant industry groups in the US and throughout the Americas. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

With the appointment of Ms. Donadio, National Oilwell Varco’s board is now comprised of ten directors, eight of whom are external and independent.

NOV also announced that NOW Inc. has filed its amended Form 10 with the Securities and Exchange Commission. Copies of the document are available on the NOV website. The company anticipates the spin will be completed in the second quarter of 2014.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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